THE FIRST TRUST SPECIAL SITUATIONS TRUST, SERIES 140


                       TRUST AGREEMENT

                  Dated:  February 13, 1996

     This Trust Agreement among Nike Securities L.P., as Depositor, The Chase Manhattan Bank (National Association), as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Special Situations Trust, Series 22 and certain subsequent Series, Effective November 20, 1991"
(herein  called  the  "Standard  Terms  and  Conditions   of
Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                      WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:


                           PART I


           STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                           PART II

            SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     A.    The  Securities initially deposited in the  Trust
pursuant   to  Section  2.01  of  the  Standard  Terms   and
Conditions of Trust are set forth in the Schedules hereto.

     B. (1) The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit is 15,000 Units.

           (2) The initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof shall be 1/15,000.

     Documents  representing this number of  Units  for  the
Trust  are  being delivered by the Trustee to the  Depositor
pursuant   to  Section  2.03  of  the  Standard  Terms   and
Conditions of Trust.

     C.    The Percentage Ratio is as follows on the Initial
Date of Deposit:

                1.98%  Broad National Bancorp,
                5.03%  Central  Fidelity Banks, Inc.,
                3.95% Chase Manhattan Corporation,
                4.03% Citizens Bancorp Maryland, 7.01% First Chicago NBD Corporation, 5.95% First of America Bank Corporation, 2.96% First Virginia Banks, Inc., 4.99% Keystone Financial, Inc., 5.99% PNC Bank
                Corporation,  1.00%  PonceBank,  2.00%
                Provident Bankshares Corporation,  2.01%
                Simmons First National Corporation,
                5.05%  Susquehanna  Bancshares, Inc.,
                4.03%  Trans Financial, Inc.,
                2.98%  WesBanco, Inc.,  3.03% Whitney
                Holding  Corporation,  4.99% Ahmanson &
                Company (H.F.),  5.00%,  D & N
                Financial Corporation,  2.05%  Fed  One
                Bancorp,  6.01% First Colorado Bancorp,
                Inc.,  6.99% Glendale Federal Bank FSB,
                3.97%  Harbor Federal Savings Bank, MHC,
                3.99% Maryland Federal Bancorp, Inc.,
                5.01% People's Bank, MHC.

     D. The Record Dates shall be as set forth in the Prospectus under "Summary of Essential Information."

     E. The Distribution Dates shall be as set forth in the Prospectus under "Summary of Essential Information."

     F. The Mandatory Termination Date for the Trust shall be March 1, 2000.

     G.    The  Evaluator's compensation as referred  to  in
Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual fee of $.0030 per Unit calculated on the largest number of Units outstanding during each period in respect of which a payment is made pursuant to Section 3.05, payable on a Distribution Date.

     H.     The  Trustee's  Compensation  Rate  pursuant  to
Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee of $.0090 per Unit, calculated on the largest number of Units outstanding during each period in respect of which a payment is made pursuant to Section 3.05. However, in no event, except as may be otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

     I.    The  Initial  Date of Deposit for  the  Trust  is
February 13, 1996.

     J. The minimum amount of Equity Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units shall be 100 shares.


                          PART III

     A. The term "Capital Account" as set forth in the Prospectus shall be deemed to refer to the "Principal
Account."

     B.    Paragraph  (g) of Section 6.01  of  the  Standard
Terms and Conditions of Trust is hereby amended by inserting the following after the first word thereof:

     "(i) the value of any Trust as shown by an evaluation by the Trustee pursuant to Section 5.01 hereof shall be less than the lower of $2,000,000 or 20% of the total value the Equity of Securities deposited in such Trust, or (ii)"

     C. Paragraph (c) of Subsection II of Section 3.05 of the Standard Terms and Conditions of Trust is hereby amended to read as follows:

          "On each Distribution Date the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date an amount per Unit equal to such Unit holder's pro rata share of the balance of the Principal Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I, provided, however, that with respect to distributions other than the distribution occurring in the month of December of each year, the Trustee shall not be required to make a distribution from the Principal Account unless the amount available for distribution shall equal $1.00 per 1000 Units in the case of Units initially offered at approximately $1.00 per Unit, or, $1.00 per 100 Units in the case of Units initially offered at approximately $10.00 per Unit."

     D. For purposes of this Trust, all references in the Standard Terms and Conditions of Trust including provisions thereof amended hereby to "$1.00 per Unit" shall be amended to read "$10.00 per Unit" and all references to "per 1,000 Units" shall be amended to read "per 100 Units."


     E. The first sentence in Section 4.03. of the Standard Terms and Conditions of Trust is hereby amended to read in its entirety as follows:

          "As compensations for its services hereunder, the Evaluator shall receive against a statement therefor submitted to the Trustee on or before each Record Date (upon which the Trustee may rely as the Evaluator's certification that the amount stated does not exceed the cost incurred by the Evaluator in providing services as described below), an amount equal to the amount specified as compensation for the Evaluator in the Trust Agreement provided, however, if at any time the fee of the Trustee shall have been increased pursuant to Section 6.04, the compensation of the Evaluator hereunder shall at the same time be ratably increased."

     F. Section 5.02 of the Standard Terms and Conditions of Trust is amended by adding the following new paragraph after the second paragraph of such section:

     "In lieu of a cash redemption, Unit holders tendering 2,500 Units or more for redemption may request from the Trustee by written notice submitted at the time of tender an in kind distribution of shares of Securities, to the extent of whole shares. To the extent possible, in kind distributions of Securities shall be made by the Trustee through the distribution of each of the Securities in book-entry form to the account of the Unit holder's bank or broker-dealer at the Depository Trust Company. An in kind distribution will be reduced by all expenses in connection with customary transfer and registration charges. The tendering Unit holder will receive his pro rata number of whole shares of each of the Securities comprising the portfolio and cash from the Principal Account equal to the fractional shares to which the tendering Unit holder is entitled. The Trustee may, but shall not be required to, adjust the number of shares of any issue of Securities included in a Unit holder's in kind distribution to facilitate the distribution of whole shares, such adjustment to be made on the basis of the value of Securities on the date of tender. If funds in the Principal Account are insufficient to cover the required cash distribution to the tendering Unit holder, the Trustee may sell Securities in the manner described in this Section 5.02."

     G. Section 8.02 of the Standard Terms and Conditions of Trust shall be amended to delete the reference to "100,000 Units" and substitute "2,500 Units" in the third sentence of the second paragraph thereof.

     H. The first paragraph of Section 3.05.II(a) of the Standard Terms and Conditions of Trust is hereby amended to read in its entirety as follows:

          "II. (a) On each Distribution Date, the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date an amount per Unit equal to such Unit holder's Income Distribution (as defined below), plus such Unit holder's pro rata share of the balance of the Principal Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I, provided, however, that with respect to distributions other than the distribution occurring in the month of December of each year, the Trustee shall not be required to make a distribution from the Principal Account unless the amount available for distribution shall equal $1.00 per 100 Units."

     I.    Section  3.05.II(b)  of the  Standard  Terms  and
Conditions of Trust is hereby amended to read in its entirety as follows:

          "(b) For purposes of this Section 3.05, the Unit holder's Income Distribution shall be equal to such Unit holder's pro rata share of the cash balance in the Income Account computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (i) the fees and expenses then deductible pursuant to Section 3.05.I. and (ii) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date, or are otherwise properly attributable to the period to which such Income Distribution relates."

     J. Section 3.11 of the Standard Terms and Conditions of Trust is hereby deleted in its entirety and replaced with the following language:

          "Section 3.11 Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by at least a legally required number of holders of the equity securities (the "Equity Securities") (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Contract Obligations, if any, have been issued) the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action as the Depositor shall in writing direct; provided, however, that if the Depositor shall not within five Business Days of the giving of such notice to the Depositor direct the Trustee to take or refrain from taking any action, the Trustee shall take such action as it, in its sole discretion, shall deem advisable.

          In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by at least a legally required number of holders of any Equity Securities deposited in a Trust, the Trustee shall take such action or omit from taking any action, as appropriate, so as to insure that the Equity Securities are voted as closely as possible in the same manner and the same general proportion as are the Equity Securities held by owners other than the Trust.

          In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer. However, should any exchange or substitution be effected notwithstanding such rejection or without an initial offer, any Securities, cash and/or property received in exchange shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property. The Depositor may rely on the Portfolio Supervisor in so advising the Trustee. The cash received in such exchange and cash proceeds of any such sales shall be distributed to Unit holders on the next distribution date in the manner set forth in
     Section 3.05 regarding distributions from the Principal Account. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale.

          Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action pursuant to the terms of this Section 3.11 other than failure to notify the Depositor.

          Whenever new securities or property is received and retained by the Trust pursuant to this Section 3.11, the Trustee shall, within 5 days thereafter, mail to all Unit holders of the Trust notices of such acquisition unless legal counsel for the Trust determines that such notice is not required by The Investment Company Act of 1940, as amended."

     K. Section 1.01(4) shall be amended to read as follows:

          "(4)"Portfolio Supervisor" shall mean First  Trust
     Advisors L.P. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided."

     L. Section 3.05 of Article III of the Standard Terms and Conditions of Trust is hereby amended to include the following subsection:

          "Section 3.05.I.(e) deduct from the Interest Account or, to the extent funds are not available in such Account, from the Principal Account and pay to the Depositor the amount that it is entitled to receive pursuant to Section 3.14.

     M. Article III of the Standard Terms and Conditions of Trust is hereby amended by inserting the following paragraphs which shall be entitled Section 3.14.:

          "Section   3.14.  Bookkeeping  and  Administrative
     Expenses.   As  compensation for providing  bookkeeping
     and   other  administrative  services  of  a  character
     described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and  do  not  duplicate, the services  to  be  provided
     hereunder  by the Trustee or the Portfolio  Supervisor,
     the  Depositor  shall receive against  a  statement  or
     statements therefor submitted to the Trustee monthly or
     annually  an  aggregate annual fee in an  amount  which
     shall not exceed that amount set forth in the Prospectus
     times the  number  of Units outstanding as of January 1
     of such year except for a year  or  years in  which an
     initial offering period  as determined by Section 4.01
     of this Indenture occurs, in  which case the fee for a
     month is based on the  number of  Units  outstanding at
     the end of such  month (such annual fee to be pro rated
     for any calendar  year  in which  the Depositor provides
     service during less than the  whole  of such year), but
     in no event  shall  such  compensation   when  combined
     with  all   compensation   received  from   other  unit
     investment trusts  for  which the  Depositor  hereunder
     is acting  as  Depositor for providing such bookkeeping
     and administrative services in any calendar year exceed
     the   aggregate    cost to  the    Depositor  providing
     services to such unit investment trusts. Such compensa-
     tion may, from time to time,  be adjusted provided that
     the total adjustment upward does not, at  the  time  of
     such  adjustment,  exceed  the percentage  of the total
     increase,  after  the  date  hereof, in consumer prices
     for   services  as   measured  by  the  United   States
     Department of  Labor   Consumer  Price  Index  entitled
     "All Services Less Rent of Shelter"  or similar  index,
     if  such index  should  no  longer  be published.   The
     consent or concurrence  of  any  Unit holder  hereunder
     shall not be required  for  any  such    adjustment  or
     increase.  Such  compensation  shall  be  paid  by  the
     Trustee,  upon  receipt of  invoice  therefor  from the
     Depositor, upon which, as to the cost incurred  by  the
     Depositor of providing services hereunder  the  Trustee
     may  rely,  and shall be charged  against  the Interest
     and  Principal  Accounts on  or before the Distribution
     Date following the Monthly Record Date  on  which  such
     period terminates.  The Trustee shall have no liability
     to  any  Certificateholder or  other  person   for  any
     payment made in good faith pursuant  to  this  Section.

          If the cash balance in the Interest and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.14, the Trustee shall have the power to sell (i) Bonds from the current list of Bonds designated to be sold pursuant to Section
     5.02 hereof, or (ii) if no such Bonds have been so designated, such Bonds as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.14.

          Any moneys payable to the Depositor pursuant to this Section 3.16 shall be secured by a prior lien on the Trust Fund except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein.

     N. Section 1.01(3) shall be amended to read as follows:

          "(3)  "Evaluator" shall mean First Trust  Advisors
     L.P. and its successors in interest, or any successor evaluator appointed as hereinafter provided."

     O.     Section  2.03(a)  of  the  Standard  Terms   and
Conditions of Trust shall be amended by adding the following sentence after the first sentence of such section:

          "The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Depositor, at any time when the Depositor is the only beneficial holder of Units, which revised number of Units shall be recorded by the Trustee on its books. The Trustee shall be entitled to rely on the Depositor's direction as certification that no person other than the
     Depositor has a beneficial interest in the Units and the Trustee shall have no liability to any person for action taken pursuant to such direction."

     P. The following paragraph shall be added at the conclusion of Section 6.01:

          "The Trust may contain securities issued by any Trustee acting hereunder and the Trustee may retain the same in accordance with the terms of this Indenture. The
     Trustee's duties with respect to such securities shall be no different from its duties in respect of securities of which it is not the issuer."

     IN WITNESS WHEREOF, Nike Securities L.P., The Chase Manhattan Bank (National Association) and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                              NIKE SECURITIES L.P.,Depositor



                              By   Carlos E. Nardo
                                   Senior Vice President

                              THE CHASE MANHATTAN BANK
                              (NATIONAL ASSOCIATION),
                              Trustee



(SEAL)                        By   Thomas Porrazzo
                                   Vice President

Attest:

Rosalia A. Raviele
Second Vice President


                              FIRST TRUST ADVISORS L.P.,
                              Evaluator



                              By   Carlos E. Nardo
                                   Senior Vice President




                              FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor


                              By   Carlos E. Nardo
                                   Senior Vice President
                SCHEDULE A TO TRUST AGREEMENT

               Securities Initially Deposited
    The First Trust Special Situations Trust, Series 140



     (Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)